UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2010

POKERTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by PokerTek, Inc., a North Carolina corporation (the “Registrant”) in connection with the items set forth below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 27, 2010, the Registrant entered into the Third Amendment to its Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank. The Registrant and SVB established this Loan and Security Agreement on July 25, 2008 (the “Credit Facility”) which was previously amended on or about December 23, 2008 and on or about July 23, 2009.

This Amendment extended the maturity date for the Credit Facility to October 21, 2010, reduced the facility amount to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and modified certain other provisions of the Credit Facility.

The Credit Facility, as amended, has a Facility Limit of $1,250,000 with maximum advances determined based on the composition of the Registrant’s eligible accounts receivable.

Under the Loan and Security Agreement portion of the Credit Facility, the Registrant may advance up to 80% of eligible domestic accounts receivable. The total face amount of domestic accounts receivable eligible for advance may not exceed the Facility Amount of $1,250,000.

The Applicable Rate remains unchanged at the greater of Prime Rate plus 2.00% or 6.50, and the Unused Commitment Fee remains unchanged at .50% per annum of the average unused portion of the Total Commitment Amount.

The Credit Facility continues to require the attainment of certain restrictive covenants, including the maintenance of an Adjusted Quick Ratio of 1.00 to 1.00.

Copies of the Amendments will be filed as exhibits to the Registrant’s next quarterly report on Form 10-Q pursuant to Item 601 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POKERTEK, INC.

Date: September 1, 2010	By:	/s/ Mark D. Roberson
Mark D. Roberson
Chief Executive Officer & Chief Financial Officer